Exhibit 99.0

Capital One Master Trust Aggregated Data for 2005

Aggregate Data for year ended December 31, 2005

Defaults	$2,330,842,198.37

Total Collections	$77,833,341,474.85

Collections of Principal Receivables	$70,132,349,761.15

Collection of Finance Charge Receivables (includes amortization of annual membership fees)	$7,801,448,257.24

Annual Servicing Fees	$243,765,248.64

Aggregate amount paid to Certificateholders of publicly registered series allocable to principal	$3,300,000,000.00

Class A Investor Charge-Offs	$0.00

Class B Investor Charge-Offs	$0.00

Class C Investor Charge-Offs	$0.00